EXHIBIT 10.1
SEVERANCE, NONDISCLOSURE, NONSOLICITATION AND NONCOMPETE AGREEMENT
     This Agreement (“Agreement”) is made and entered into as of the 2nd day of July, 2010, by and between Cynthia Almond (“Employee”) and PFSweb, Inc. (the “Company”).
RECITALS
     A. The Company and its subsidiaries are engaged in the business of, among other things, eCommerce and business process outsourcing, master distribution of consumable supplies and other products and online discount retailing.
     B. The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined below) that it considers vital to its business and goodwill, and which has become of great value to the Company.
     C. The Company’s Proprietary Information will necessarily be communicated to and acquired by Employee in the course of his or her employment, and the Company desires to provide a severance payment to Employee, only if, in doing so, it can protect its Proprietary Information and goodwill.
     D. The parties agree and acknowledge that, in light of Employee’s employment relationship with the Company, and in light of Employee’s access to its Proprietary Information, the restrictive covenants contained in this Agreement are essential to protect the legitimate business interests of the Company.
     E. The obligations of the Employee contained herein, including Section 4 herein, shall run to the benefit of the Company and its subsidiaries, and, for such purpose, all references herein to the “Company” shall be deemed to include the Company and each of its direct and indirect subsidiaries.
     F. The foregoing recitals are incorporated into this Agreement.
     NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree as follows:
     1. Employment. Employee shall devote his or her entire professional time to his or her employment with the Company and shall expend his or her best efforts on behalf of the Company. Employee agrees to abide by all policies, rules, regulations, and decisions adopted by the Company during the Employee’s employment with the Company. Except upon prior written consent by the Company, Employee will not, during any time he or she is employed by the Company:(i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities under this Agreement or create a conflict of interest with the Company. Notwithstanding the foregoing, Employee may: (a) continue to serve on the boards of directors and advisory boards as shall not materially detract from the performance of the Employee’s duties under this Agreement and to which the Company shall have given its prior written consent and (b) accept such speaking engagements as shall not materially distract from the performance of the Employee’s duties under this Agreement and as may benefit his or her position with the Company.
     2. Severance.
          (a) At any time, the Company or Employee may terminate Employee’s employment for any or no reason, with or without Cause, and without prior notice. The Company will pay Employee all compensation then due and owing. Thereafter, all of the Company’s obligations to Employee, however arising, shall cease, except as set forth below.
          (b) If the Company without Cause (as defined below) terminates Employee’s employment, then, upon execution of a release agreement that is reasonably acceptable to the Company’s Board of Directors, and subject to Employee’s continuing compliance with his or her obligations hereunder, including the obligations set forth in Section 4 hereof, Company shall pay Employee an equivalent of nine months of Employee’s then base salary. This severance payment will be paid in equal installments over a period of nine months, net of any withholdings and taxes and in accordance with the Company’s ordinary pay policies. After the Company has satisfied its severance payment obligations under this paragraph, all obligations of the Company under this Agreement shall immediately cease
          (c) Notwithstanding paragraphs (a) and (b) above, the Company may terminate Employee’s employment for Cause at any time, without prior notice, and without any obligation to pay any severance, provided, however, Employee may not be terminated for Cause under the provisions of clauses (d) (i), (ii), or (v), below, unless the Employee is first given written notice by the Company of the matter or matters that are alleged to constitute Cause and is afforded a reasonable time to effect a cure and the opportunity to address the matter at a meeting or a conference call of the Company’s Board of Directors. If Employee is terminated for Cause, the Company shall pay Employee all compensation to which he or she is entitled up through the date of termination and thereafter, all obligations of the Company shall immediately cease.
          (d) For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement; (ii) Employee’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Employee’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Employee’s conviction for fraud or any other felony; or (v) if Employee exhibits in regard to his or her employment unavailability for service, misconduct, dishonesty, or habitual neglect.
          (e) Notwithstanding the foregoing, in addition to the payments described in paragraph (b), all of Employee’s medical, dental and insurance benefits (the “Benefits”) will continue until the last day of the ninth (9th) month following the termination of employment for Employee and his or her dependents under the same terms as prior to termination. For the maximum available period following the expiration of the foregoing nine month period, Employee will be offered the option of continuing health insurance benefits under COBRA at Employee’s sole expense.
          (f) The parties agree that it is the intent of the parties to comply with the applicable provisions of Section 409A of the Internal Revenue Code, and this Agreement may be amended, as reasonably requested by either party, as may be necessary to fully comply with said Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          (g) The provisions of this Agreement shall not affect the terms and conditions of any Company issued stock options held by the Employee, and the Employee’s right to exercise any such stock options shall be governed by the terms and provisions of such stock options and the applicable plan(s) under which such stock options have been issued.
     3. Termination Obligations.
          (a) In the event of any termination of Employee’s employment for any reason, Employee shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company, if he or she was serving in any such capacities at the time of termination.
          (b) Employee will cooperate with the Company in the winding up or transferring to other employees any pending work or projects. Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company.
          (c) Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of, or incident to his or her employment, belongs to the Company and shall be returned promptly to the Company upon termination of his or her employment.

     4. Proprietary Information; Non-Disclosure; Non-Solicitation and Non-Compete.
          (a) Proprietary Information: For purposes of this Agreement, “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Employee, pertaining in any manner to the business of the Company or to the Company’s affiliates (including subsidiaries), consultants, customers, and business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee’s possession or part of my general knowledge prior to his or her employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information and did not learn of it, directly or indirectly, from the Company. Employee further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (a) techniques, development tools and processes, computer printouts, computer programs, design manuals; (b) information about costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, bidding information, costs of product, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies and service plans and policies; (g) product plans, product development plans, product specifications, sources of supply, methods of operation and related materials conceived, created or reduced to practice in the performance of services for the Company; (h) the Company’s business plans, accounting records, computer records, computer systems, networking and telecommunication systems, management information systems and programs, audits and other financial data related to products and services provided by the Company; (i) labor rates, commission rates and plans, commission schedules, employee lists, employee performance evaluations and related information, employee titles, outside contracting sources and rates, benefit costs and research reports; and (j) all documents, books, papers, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments.
          (b) Non-Disclosure. Employee agrees that his or her work with the Company involves access to and creation of Proprietary Information. Employee further agrees to hold all Proprietary Information in strict confidence and never to use or disclose any Proprietary Information to anyone at any time, including after the termination of his or her employment, except to the extent necessary to carry out his or her responsibilities as an employee of the Company, or as specifically authorized in writing by an authorized officer of the Company, other than Employee.
          (c) Non-Solicitation: Employee understands and agrees that, because of his or her responsibilities at the Company, he or she will help to develop, and will be exposed to the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this Agreement would be extremely difficult to detect or prove. Employee acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Employee agrees as follows:
          (i) Employee shall not, for a period of nine months following the termination of his or her employment, however arising, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company, or any of the Company’s affiliates, to leave the Company or terminate his or her employment with the Company;
          (ii) Employee shall not, for a period of nine months following the termination of his or her employment, however arising, directly or indirectly: (A) divert or attempt to divert any business from the Company or any of the Company’s affiliates; (B) interfere with any business relationship or contract between the Company, including the Company’s affiliates, and any of its customers, clients, members, vendors, business partners, or suppliers; or (C) for the purpose of selling products or services competitive with the Company’s or the Company’s affiliates, solicit any person, firm, corporation or entity of any kind, that was a customer, client or prospective client of the Company at any time during the one year period preceding the termination date of Employee’s employment.

          (d) Non-compete. In consideration of the Company’s promise to pay the severance payment contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee covenants and agrees that Employee shall not, for a period of nine months following the termination of his or her employment, however arising, directly or indirectly, develop, manage, finance, be employed by, provide consulting services to, own or operate, or own a controlling interest in any entity, or otherwise be engaged in any business or activity which is the same or similar to any business or activity of the Company, in whole or in part, including, without limitation, any business or activity engaged in by the Company at any time during the 12 months prior to the termination of the Employee’s employment or any business or activity known by the Employee to be proposed, contemplated or considered by the Company to be engaged in at any time during the 12 months following the termination of the Employee’s employment by the Company.
          (e) Injunctions. Employee acknowledges that the restrictions contained in Section 4 are reasonable and necessary in view of the nature of Company’s businesses, in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injury to Company. Therefore, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of the paragraphs above, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Employee from any violation of the foregoing.
          (f) For purposes of this Agreement, “directly or indirectly” means in the Employee’s individual capacity for his or her own benefit or for the benefit of any other person, or as an employee, officer, director, agent, representative, consultant, advisor, shareholder, partner, member or other principal.
          (g) Employee acknowledges that he or she has the ability to earn a livelihood notwithstanding compliance with the covenants contained herein and that he or she has entered into this Agreement with full understanding and acceptance of the terms hereof. Employee further acknowledges that the restrictions imposed herein are fair and reasonable and are required for the protection of the Company and are given as an integral part of the severance and other provisions set forth in this Agreement. The parties expressly agree that the provisions contained herein are severable independent covenants and are reasonable limitations as to time, geographical area and scope of activity, and such restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.
          (h) Without limitation of any other right or remedy contained herein or available at law or in equity, upon any breach by Employee of his or her obligations set forth in this Section 4, the Company shall have no further obligation to pay any further payment hereunder or provide any Benefit, and the Employee shall immediately upon demand repay to the Company all severance payments received hereunder.
     5. Severability.
          (a) The provisions of this Agreement are severable. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.
          (b) To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Employee and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable. If any of the covenants contained in this Agreement, or any part hereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable. The parties further acknowledge that the parties intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.
     6. Successors. This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.
     7. Amendments; Waivers. This Agreement may not be orally modified or amended. It may only be modified or amended by an instrument in writing signed by Employee and by a duly authorized representative of the Company, other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.
     8. Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified on the signature page hereof; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified on the signature page hereof and confirmation is received; or (c) if given by certified or registered mail, three days after the mailing thereof. Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.
     9. Assignment. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. The Company shall be permitted to assign this Agreement to any successor.
     10. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s severance by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the severance of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
     11. Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.
     12. Governing Law. This Agreement has been negotiated and executed in the State of Texas and shall in all respects be governed by and interpreted in accordance with the laws of the State of Texas without giving effect to principles of conflict of laws.
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     EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OR HER OF HIS OR HER RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OR HER OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

Address for Notice	PFSweb, Inc.
500 North Central Expressway
Plano, TX 75074
Att: Mark Layton	By:

Name: Mark Layton
Title: Chief Executive Officer

EMPLOYEE:

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